Exhibit 99.2

News From

Buena, NJ  08310

Release Date: March 18, 2009

Contact:

Rajiv Mathur

President & Chief Executive Officer

IGI Laboratories, Inc.

856-697-1441 ext. 211

www.askigi.com

IGI Laboratories, Inc. Issues Correction to Reported Amounts in $6 Million Private Placement

BUENA, N.J.--(BUSINESS WIRE) - - March 18, 2009 - - IGI Laboratories, Inc. (AMEX: IG - News),announced today that the press release issued by IGI Laboratories on March 16, 2009, contained typographical errors in the reporting of certain numbers and amounts.  The corrected information is as follows:

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At closing, 202.9 shares of Series B-1 Convertible Preferred Stock and secured convertible promissory notes in the aggregate principal amount of $4,782,600 were issued.

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Upon stockholder approval of the transaction, the principal amount of the secured convertible promissory notes will convert into an aggregate of 797.1 shares Series B-1 Convertible Preferred Stock and the accrued interest will convert into additional shares of Series B-1 Convertible Preferred Stock.

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If stockholder approval of the transaction is not obtained, the secured convertible promissory notes will become due and payable and the warrants will become exercisable for an aggregate of 797.1 shares of non-voting Series B-2 Preferred Stock for a price of $6,000.00 per share.

These errors do not impact the aggregate amount of the investors’ investment made in connection with the private placement.

About IGI Laboratories, Inc.

IGI engages in the development, manufacturing, filling, and packaging of topical, semi solid, and liquid products for pharmaceutical and cosmeceutical companies. The company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical products, providing improved dermal absorption and sustained release of the active molecule.

IGI “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI's most recent Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission and as revised or supplemented by IGI's quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI's ability to implement business strategies. IGI does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.